Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of The RoyaLand Company Ltd.

We hereby consent to the incorporation by reference in this Post Effective Amendment No.1 to the Registration Statement on Form F-1 (No. 333-273097) of The RoyaLand Company Ltd. with respect to the consolidated financial statements as of June 30, 2024 and 2023, and for the period from November 29, 2022 to June 30, 2023 (Successor), period from July 1, 2022 to November 28, 2022 (Predecessor), and for the year ended June 30, 2022 (Predecessor) of our report dated October 31, 2024, which appears in the Annual Report on Form 20-F. The report includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

Diamond Bar, California

December 6, 2024